EXHIBIT 23.1

January 8, 2026

To Whom It May Concern

RE: AUDITOR'S CONSENT FOR PUBLICATION OF AUDITED FINANCIAL STATEMENTS

We refer to the audited financial statements of PHARMACEUTICAL RESOURCE TECHNOLOGY, INC for the financial year ended 2024 and 2025, together with our independent auditor's report thereon.

We hereby give our consent to the publication, filing, and use of the audited financial statements and our auditor's report for their intended purpose. This consent is provided in accordance with applicable professional standards and is limited strictly to the audited financial statements and auditor's report as issued by us.

We do not accept responsibility for any other information, representations, or documents with which the audited financial statements may be presented or associated. Furthermore, this consent does not extend to any subsequent events, amended financial statements, or other financial information not audited or reviewed by us.

Yours faithfully,

FORTUNE CPA, INC., 8831

Orange, California 92868